FIRST AMENDMENT TO
RIGHTS OFFERING AGREEMENT

This First Amendment to Rights Offering Agreement (the “Amendment”), dated as January 27, 2020, is entered into by and among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“IEA” or the “Company”), Ares Special Situations Fund IV, L.P., a Delaware limited partnership (“Ares SSF”), ASOF Holdings I, L.P., a Delaware limited partnership (“ASOF” and, together with Ares SSF, “Ares”), Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership (“OPPF”), Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (“Oaktree Holdco”) and OT POF IEA Preferred B Aggregator, L.P., a Delaware limited partnership (“OT Aggregator” and, together with OPPF and Oaktree Holdco, “Oaktree”).

Recitals

WHEREAS, on October 29, 2019, IEA entered into an Equity Commitment Agreement (the “Tranche 2 ECA”) with Ares and Oaktree, pursuant to which, on the terms and subject to the conditions set forth therein, IEA issued to Ares and Ares purchased from IEA at the initial closing (the “Closing”) 80,000 shares of Series B-3 Preferred Stock and 3,568,750 Warrants, and Ares and Oaktree committed to purchase up to 30,000 additional shares of Series B-3 Preferred Stock with associated Warrants (collectively, the “Tranche 2 Financing”);

WHEREAS, as a condition of the recommendation of the Special Committee of the Board of Directors of IEA (the “Special Committee”) in favor of the Tranche 2 Financing, the parties agreed that the Company would effectuate a rights offering and entered into that certain Rights Offering Agreement, dated as of October 29, 2019 (the “Rights Offering Agreement”), by and among the Company, Ares and Oaktree; and

WHEREAS, the parties desire to make certain amendments to the terms of the Rights Offering Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Agreement

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Rights Offering Agreement.

2.	Amendments. Exhibit A to the Rights Offering Agreement is hereby amended and restated in its entirety as Exhibit A attached to this Amendment.

3.
Special Committee. No amendment, modification or waiver of any provision of this Amendment shall be made by the Company under or with respect to this Amendment without first obtaining the approval of the Special Committee. In addition to any approval of the Board, and without limiting the other requirements set forth herein, the prior approval of the Special Committee shall be required for the Company to take any action that would breach in any material respect the Company’s obligations under this Amendment and/or prevent or materially delay the consummation of the transactions contemplated thereby and hereby and, in the event any such action is taken without the prior approval of the Special Committee, such action shall in no event be deemed to be a breach or violation of this Amendment for any purpose hereof with respect to Ares or Oaktree.

4.
Representations. Each party hereto represents and warrants to the other parties hereto that such party has all requisite power and authority to enter into, execute, and deliver this Amendment, that this Amendment has been duly and validly authorized by all requisite action to enter into, execute, and deliver this Amendment and to perform his or its obligations hereunder and that this Amendment constitutes its valid, legal and binding obligations enforceable in accordance with, its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.
Governing Law. This Amendment will be governed by Delaware Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

6.
Jointly Drafted; Advice of Counsel. The words used in this Amendment shall be deemed words chosen by the parties to express their mutual intent, and no rule of construction against any party shall apply to any term or provision of this Amendment. This Amendment is entered into by all parties hereto freely and voluntarily, and with and upon the advice of counsel. All parties hereto warrant that they have been fully advised by their attorneys with respect to the advisability of executing this Amendment and with respect to the releases and other matters contained herein.

7.
Counterparts and Facsimiles. This Amendment may be executed in counterparts, which collectively shall be deemed an original and which, taken together, shall constitute one and the same instrument. Electronic or facsimile copies of counterparts of this Amendment shall have the full force and effect as an original.

8.
Entire Agreement, Modifications, Etc. This Amendment and the Rights Offering Agreement, as amended, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous negotiations, agreements, understandings or commitments concerning the subject matter hereof, and shall not be released, discharged, changed, waived, or modified except by instruments in writing signed by each of the parties. This Amendment shall be binding upon and inure to the benefit of the parties hereto and upon their respective successors and permitted assigns. The parties acknowledge that no person or entity, nor an agent or attorney of any person or entity, has made any promises, representations, or warranties whatsoever, express or implied, which are not expressly contained in the Rights Offering Agreement or this Amendment, and the parties further acknowledge that they have not entered into this Amendment in reliance upon any collateral promise, representation, warranty, or in reliance upon any belief as to any fact or matter not recited in the Rights Offering Agreement or this Amendment.

9.
Benefits. Nothing in this Amendment, express or implied, is intended or shall be construed to give any party other than the parties to this Amendment or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any Amendment or any provision contained herein. Notwithstanding the foregoing, the Public Stockholders shall be express third-party beneficiaries of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

IEA:

Infrastructure and Energy Alternatives, Inc.

By:    /s/ John P. Roehm
Name: John P. Roehm
Title:   Chief Executive Officer

ARES:

Ares Special Situations Fund IV, L.P.
By: ASSF Management IV, L.P., its general partner
By: ASSF Management IV GP LLC, its general partner

By:    /s/ Aaron Rosen
Name: Aaron Rosen
Title:   Partner

ASOF Holdings I, L.P.
By: ASOF Management, L.P., its general partner
By: ASOF Management GP LLC, its general partner

By:    /s/ Aaron Rosen
Name: Aaron Rosen
Title:   Partner

Notice Information:

c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Email: sgraves@aresmgmt.com
PEGeneralCounsel@aresmgmt.com
Attention: Scott Graves

OAKTREE:

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC,

By:    /s/ Ian Schapiro
Name: Ian Schapiro
Title:   Authorized Signatory

By:    /s/ Peter Jonna
Name: Peter Jonna
Title:   Authorized Signatory

OT POF IEA Preferred B Aggregator,
L.P.

By: OT POF IEA Preferred B Aggregator GP, LLC
Its: General Partner

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: Managing Member

By: Oaktree Power Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:    /s/ Ian Schapiro
Name: Ian Schapiro
Title:   Authorized Signatory

By:    /s/ Peter Jonna
Name: Peter Jonna
Title:   Authorized Signatory

Oaktree Power Opportunities Fund III
Delaware, L.P.

By: Oaktree Power Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.

By:    /s/ Ian Schapiro
Name: Ian Schapiro
Title:   Authorized Signatory

By:    /s/ Peter Jonna

Name: Peter Jonna
Title:   Authorized Signatory

Notice Information:

333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com
pjonna@oaktreecapital.com
Attention: Ian Schapiro
Peter Jonna

EXHIBIT A
RIGHTS OFFERING

Aggregate Amount of Securities Offered
The Rights Offering will entitle the Public Stockholders to purchase up to an aggregate of 15,000 shares of Series B-3 Preferred Stock and 515,625 warrants (the terms of such warrants will be substantially consistent with the material terms in the Exhibit to the Tranche 2 ECA (but without the private placement legend or section 8 thereof) at an aggregate price of $15,000,000.

Record Date
One Right to subscribe for one Unit (as defined below) will be distributed to Public Stockholders as of a record date (the “Record Date”) to be determined by the IEA Board of Directors, with the consent of the Special Committee, for each share of common stock held on the Record Date.

Rights Offering Period	20 business days, or such longer period as may be approved by the Special Committee.
Minimum Subscription Requirement	Minimum subscription requirement (the “Minimum Subscription Requirement”): $50,000.
Basic Subscription Right; Minimum Subscription Privilege
Each Right will entitle the Public Stockholder that is a holder thereof to subscribe for one unit (a “Unit”) consisting of one share of Series B-3 Preferred Stock and 34.375 warrants (subject to rounding at settlement) to purchase common stock at a price of $1,000.00 per Unit (the “Basic Subscription Right”).

In addition, each Public Stockholder shall have the right (the “Minimum Subscription Privilege”) to purchase a minimum of $50,000 of Units to satisfy the Minimum Subscription Requirement, if such amount is greater than the amount of Units that could have been purchased based on the Rights distributed to such Public Stockholder, subject to the reduction and other limitations described below.

Units will be issued in their component parts upon settlement of subscriptions.

Over-Subscription Privilege
Each Right will contain an Over-Subscription Privilege (the “Over-Subscription Privilege”), which will permit each Public Stockholder that is a holder thereof who has exercised its Minimum Subscription Privilege or Basic Subscription Right in full to purchase any unsubscribed portion of the aggregate Amount of Securities Offered on a pro rata basis, subject to the Maximum Subscription Limitation (as defined herein).

Overall Limitation
The maximum number of Units that a subscriber may purchase through exercising its Basic Subscription Rights, Minimum Subscription Privilege and Over-Subscription Privilege is 2,250 Units, or $2.25 million in the aggregate (the “Maximum Subscription Limitation”).

Pro Ration
If aggregate exercises of Basic Subscription Rights, Minimum Subscription Privileges and Over-Subscription Privileges do not exceed 15,000 Units in the aggregate, then subscribers will be allocated the number of Units for which it has subscribed pursuant to its Basic Subscription Rights, Minimum Subscription Privileges and Over-Subscription Privileges (subject to the Maximum Subscription Limitation).

If aggregate exercises of Basic Subscription Rights and Minimum Subscription Privileges do not exceed 15,000 Units, but aggregate exercises of Over-Subscription Privileges would cause the aggregate number of Units subscribed for to exceed 15,000 Units, subscribers will be allocated the number of Units for which it has exercised its Basic Subscription Rights and Minimum Subscription Privileges (subject to the Maximum Subscription Limitation). Following such allocation, Over-Subscription Requests will be partially honored and subscribers will be allocated the remaining number of Units up to the aggregate offering size of 15,000 Units pro-rata among the subscribers exercising their Over-Subscription Privilege based on the number of Units subscribed by such holders under their Basic Subscription Rights and Minimum Subscription Privileges. If this pro-rata allocation results in any subscriber receiving a greater number of Units than the subscriber subscribed for pursuant to the exercise of the Over-Subscription Privilege (or is otherwise limited by the Maximum Subscription Limitation), then such subscriber will be allocated only that number of Units for which the subscriber made an Oversubscription Request (or for which such subscriber is otherwise limited by the Maximum Subscription Limitation).

If aggregate exercises of Basic Subscription Rights and Minimum Subscription Privileges exceed 15,000 Units, Over-Subscription Requests will not be honored due to the maximum aggregate offering size of 15,000 Units. Units subscribed for in the Basic Subscription Rights and Minimum Subscription Privileges will be reduced on a pro rata basis (but not below one Unit) based on the number of Units subscribed by such holders under their Basic Subscription Rights and Minimum Subscription Privileges until the aggregate offering size is reduced to 15,000 Units. For any reduction under this paragraph, the Minimum Subscription Requirement shall no longer apply.

Transferability
The Rights will be fully transferrable by the holder subject to the applicable holder’s compliance with federal and state securities laws; however, the Company need not list the Rights for trading on any securities exchange.